Exhibit 10.3

2015 Corporate Bonus Plan

Bonus Calculation

Officers and employees (“Participants”) of Novatel Wireless, Inc. (the “Company”) will be eligible for bonuses under the 2015 Corporate Bonus Plan, with target bonus amounts set as a percentage of base salary based on rank or job title within the Company (the “Bonus Awards”). Commissioned employees are not covered by the Plan and are instead covered by their commission plans.

The Bonus Awards under this Plan are based upon the Company meeting its revenue, gross margin and/or EBITDA objectives. Due to the Company’s 2014 Retention Bonus Plan’s applicability to the first quarter of 2015, the Bonus Awards under this Plan relate only to the second through fourth quarters of the Company’s 2015 fiscal year (the “Performance Period”). Payouts will be 75% of the payout that would have been applicable for a bonus plan based on a full fiscal year.

Seventy-five percent (75%) of the Bonus Award will be based on achievement of Company objectives, with twenty-five percent (25%) of each Bonus Award earned if the Company meets each of its (a) revenue, (b) gross margin and (c) EBITDA objectives for the Performance Period. Achievement of at least 85% of the revenue and gross margin Performance Goals, and 50% of the EBITDA Performance Goal, is required for any payment of the portion of each Bonus Award that is based on achievement by the Company of such Performance Goal.

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Should the Company achieve at least 85% of its revenue or gross margin Performance Goals, bonuses for such Performance Goal will be paid for that Performance Goal, with 85% performance equating to 50% payout for each Performance Goal. Should the Company achieve 115% or more of its revenue or gross margin Performance Goals, bonuses for that Performance Goal shall be paid at 150% of what the Participant would have been paid on target for that Performance Goal. Bonus Awards are prorated for revenue and gross margin Performance Goal achievement between 85% and 100%, and between 100% and 115%, on a straight line interpolation.

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Should the Company achieve at least 50% of EBITDA Performance Goal, bonuses for such Performance Goal will be paid for that Performance Goal, with 50% performance equating to 50% payout for the Performance Goal. Should the Company achieve 200% or more of its EBITDA Performance Goal, bonuses for that Performance Goal shall be paid at 150% of what the Participant would have been paid on target for that Performance Goal. Bonus Awards are prorated for EBITDA Performance Goal achievement between 50% and 100%, and between 100% and 200%, on a straight line interpolation.

The remaining twenty-five percent (25%) of the Bonus Award will be determined based on individual performance during the Performance Period.

Eligibility

Bonus Award amounts are based upon actual base salary paid during the Performance Period, exclusive of other payments or bonuses. A Participant must be an employee of the Company on the date of distribution of the Bonus Award payment in order to receive a Bonus Award payment.

Eligibility to receive a Bonus Award under the Plan shall not confer upon any Participant any right with respect to continued employment by the Company or continued participation in the Plan. The Company reaffirms its at-will relationship with its employees and expressly reserves the right at any time to dismiss an employee free from any liability or claim for benefits pursuant to the Bonus Award or the Plan, except as provided under the Plan or other written plan adopted by the Company or written agreement between the Company and a Participant.

Award Payments

After the end of the Performance Period, the Committee shall determine (i) whether the established Performance Goals were achieved and (ii) the amount of the aggregate Bonus Awards. Payment of each Bonus Award amount shall be made within 60 days following the determination by the Committee that the Performance Goals and other criteria for payment were satisfied. Payroll and other taxes shall be withheld as determined by the Company in accordance with law. The Company may pay up to 50% of the Bonus Award payments with stock instead of cash.

Notwithstanding the Committee's determination that the Performance Goals were fully satisfied, the Committee shall have the discretion to reduce each Bonus Award amount as it considers appropriate, including as a result of market conditions, personnel, new or different product offerings and/or Company restructuring.

Annex I to 2015 Corporate Bonus Program

Annual Target Awards:
(for a full fiscal year; to be pro-rated 75% for 2015 Corporate Bonus Plan)

•	CEO and President: 60%

•	CFO: 50%

•	VPs: 25%

•	Directors: 20%

•	Managers: 15%

•	Others (not identified above): 10%